EXHIBIT 45

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:     February 24, 2015

TAMMS MANAGEMENT CORPORATION
MA 1994 B SHARES, L.P.
MA 1994 B SHARES, INC.
MICKY ARISON
JMD DELAWARE, INC.
JAMES M. DUBIN
ARTSFARE 2005 TRUST NO. 2
SUNTRUST DELAWARE TRUST COMPANY
ARTSFARE 2003 TRUST
MBA I, L.P.
VERUS PROTECTOR, LLC
RICHARD L. KOHAN

By:	John J. O’Neil, Attorney-in-Fact

/s/ John J. O’Neil

SENTINEL PROTECTOR, LLC

By:	John J. O’Neil, Authorized Signatory

/s/ John J. O’Neil

/s/ John J. O’Neil
John J. O’Neil